UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): January 31, 2006

THE ALPINE GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-02249

Delaware	22-1620387
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Meadowlands Plaza
East Rutherford, New Jersey 07073
(Address of Principal Executive Offices, Including Zip Code)

(201) 549-4400
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17CFR240.13c-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On January 31, 2006, Essex Electric Inc. ("Essex Electric"), a wholly-owned subsidiary of The Alpine Group, Inc. (the “Company”) completed the previously announced sale of substantially all of the assets constituting its building wire manufacturing business to Southwire Company (“Southwire”). The transaction was provided for and consummated pursuant to an asset purchase agreement (the “Asset Purchase Agreement”) between Essex Electric, as seller and Southwire, as buyer, dated September 30, 2005. The purchase price of $ 55.6 million was paid in cash by Southwire, and is subject to customary post-closing review and adjustment by the parties in accordance with certain agreed upon procedures provided for under the Asset Purchase Agreement. Pursuant to separate guaranty dated September 30, 2005 (the “Guaranty”), the Company guaranteed to Southwire that Essex Electric would maintain cash and cash equivalent assets of not less than $3.5 million for the eighteen-month period through July 2007. In connection with the consummation of the sale, Essex Electric repaid in full and terminated the Loan and Security Agreement dated December 11, 2002, as amended, by and among Alpine Holdco Inc. and Essex Electric as borrowers, and Wells Fargo Foothill, Inc. as a lender and agent for the lenders from time to time thereunder.

A copy of the Asset Purchase Agreement and the Guaranty are attached, respectively, as Exhibits 10.1 and 10.2 to Current Report on Form 8-K of the Company dated October 6, 2005 as filed with the United Stated Securities and Exchange Commission. Both are incorporated herein by reference. A copy of the press release of the Company issued on February 1, 2006 in connection with the subject sale transaction is attached hereto as Exhibit 10.1.

EXHIBIT INDEX

Exhibit No.	Exhibit
10.1	Press Release of The Alpine Group, Inc. dated February 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE ALPINE GROUP, INC.

Date: February 6, 2006	By:	/s/ Stewart H. Wahrsager
Senior Vice-President, General
Counsel and Corporate Secretary